Exhibit 99.1

Focus Enhancements Voluntarily Files for Chapter 11 Bankruptcy Protection Following Receipt of Delisting Notice from NASDAQ

Six of the Company’s Board Members Resign

CAMPBELL, Calif.--(BUSINESS WIRE)--Focus Enhancements, Inc. (NASDAQ:FCSE) a worldwide leader of wireless audio and video (AV) distribution solutions, video conversion and digital media products, announced today that on September 16, 2008, it filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. The company will continue to operate its business as a "debtor-in-possession" under the jurisdiction of the Court.

On September 15, 2008, the company received notification from the NASDAQ Listing Qualifications Panel (the Panel") that the Panel has determined to delist the company's securities from The NASDAQ Capital Market, effective at the open of business on September 17, 2008.

The company had presented a plan of compliance on September 4, 2008 to the NASDAQ Listing Qualifications Panel and requested additional time to regain compliance with the minimum stockholders' equity and bid price requirements for continued listing on The NASDAQ Capital Market.

On September 15, 2008, six of the Company’s seven Board members, having approved a resolution to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, submitted their letters of resignation, effective immediately. Brett A. Moyer, President and Chief Executive Officer of Focus Enhancements Inc. remained as the company’s sole Board member.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (FCSE - News), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced video and wireless AV technologies. The company's Semiconductor Group develops wireless IC chip sets based on WiMedia UWB and 802.11a standards, and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company's System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company's Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements website at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include the risk factors specified in the company's Form 10-K for the year ended December 31, 2007, Form 10-Q for the period ended June 30, 2008, as well as other filings with the SEC. These statements are based on information as of September 17, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Focus Enhancements Inc.
Brett Moyer, CEO, 408-866-8300 x115